Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in each Prospectus and "Goal, Strategies and Risks – Policies and Procedures Regarding the Release of Portfolio Holdings" and "Management and Other Services – Independent Registered Public Accounting Firm" in each Statement of Additional Information in Post-Effective Amendment No. 23 to the Registration Statement (Form N-1A, Number 811-22641) of Franklin Pelagos Commodities Strategy Fund, Franklin K2 Alternative Strategies Fund, Franklin K2 Long Short Credit Fund and Franklin K2 Global Macro Opportunities Fund (four of the Funds comprising the Franklin Alternative Strategies Funds) (collectively, the “Funds”) and to the incorporation by reference of our reports dated July 25, 2018 on the Funds in each Annual Report to Shareholders for the fiscal year ended May 31, 2018.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
September 24, 2018